Exhibit 99.1

News Release	2008-14

Intelsat Announces Commencement of Change of Control Offers

Pembroke, Bermuda, March 5, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that its indirect wholly-owned subsidiary, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”), is offering to purchase for cash any and all of its outstanding 8 1/4% Senior Notes due 2013 and 8 5 /8% Senior Notes due 2015 (the “Intelsat Sub Holdco Notes”) and that its indirect wholly-owned subsidiary, Intelsat Corporation, is offering to purchase for cash any and all of its outstanding 9% Senior Notes due 2014 (the “2014 Notes”) and 9% Senior Notes due 2016 (the “2016 Notes” and, together with the Intelsat Sub Holdco Notes and the 2014 Notes, the “Notes”), in each case at a purchase price of 101% of the principal amount of such Notes.

Intelsat Sub Holdco and Intelsat Corporation are required by the terms of the respective indentures governing the Notes to make these offers as a result of the previously announced acquisition (the “Acquisition”) of Intelsat Holdings, Ltd., the indirect parent of Intelsat, Ltd., by Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited), a direct wholly-owned subsidiary of Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), an entity formed by funds advised by BC Partners Holdings Limited, Silver Lake Partners and certain other equity investors. The Acquisition constitutes a change of control under each of the indentures governing the Notes.

The terms of the change of control offers are described in a Notice of Change of Control and Offer to Purchase with respect to the Intelsat Sub Holdco Notes, a Notice of Change of Control and Offer to Purchase with respect to the 2014 Notes, and a Notice of Change of Control and Offer to Purchase with respect to the 2016 Notes, each dated March 5, 2008, and the Letters of Transmittal related thereto, which will be distributed to holders of the respective Notes.

The change of control offers will expire at 5:00 p.m., New York City time, on April 29, 2008, and will have a settlement date of May 2, 2008 (the “Settlement Date”). Holders whose Notes are accepted for payment pursuant to the offers will also receive accrued and unpaid interest to the Settlement Date.

Intelsat Sub Holdco and Intelsat Corporation have retained Wells Fargo Bank, National Association to act as Depositary in connection with the change of control offers for the Intelsat Sub Holdco Notes and the 2016 Notes. Intelsat Corporation has retained The Bank of New York Mellon to act as Depositary in connection with the change of control offers for the 2014 Notes.

This announcement does not constitute an offer to buy, or a solicitation of any offer to sell, the Notes. No recommendation is made by Intelsat, Ltd., Intelsat Sub Holdco or Intelsat Corporation as to whether or not holders of the Notes should tender their Notes pursuant to the change of control offers. The change of control offers are being made only by means of the Notice of Change of Control and Offer to Purchase for each series of the Notes.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to some of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever expanding universe of satellite services are the cornerstones of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2006 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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